                                                                    Exhibit 99.1

                      RAND CAPITAL CORPORATION NEWS RELEASE

                                                 FOR IMMEDIATE RELEASE
                                                 JULY 17, 2003
                                                 CONTACT:  ALLEN F. GRUM
                                                 716-853-0802

            RAND CAPITAL ANNOUNCES THREE INVESTMENTS AND QUARTER END


BUFFALO, NY, Rand Capital Corporation [NASDAQ: RAND] announced that its net asset value for the quarter ended June 30, 2003 is $1.65 per share, including $2 million in cash at, ($0.37 per share).

During the quarter, Rand Capital SBIC, L.P. participated in a buyout of TOPPS MEAT COMPANY, LLC (Elizabeth, New Jersey). Rand invested a total of $259,000 in a combination of preferred and common stock. The transaction was led by an affiliate of Strategic Investments & Holdings, Inc. TOPPS is a producer and supplier of premium branded frozen hamburgers and other portion controlled meat products for supermarkets and mass merchandisers.

During the quarter, ULTRA-SCAN CORPORATION (Amherst, New York) (www.ultra-scan.com) finalized an $18 million financing led by Tom Golisano, CEO of Paychex [NASDAQ: PAYX]. Rand had previously lent ULTRA-SCAN $200,000 as a short term loan and elected to reinvest the repayment of this loan and purchase shares of Preferred stock as part of the new financing. This financing will be used to expedite marketing efforts of this break through technology in the Biometric Field.

Subsequent to quarter end, Rand Capital SBIC, L.P., participated with a syndicate of current investors in a round of financing for KIONIX, INC. (Ithaca, New York) (www.kionix.com), with Rand funding $250,000. This money will be used to further enhance their commercial opportunities in the MEMS field. KIONIX previously announced supplier relationships with Keifco Corporation of Seoul, Korea, for state-of-the-art electronic control systems for the automotive industry and its selection by Eastman Kodak Company, to provide sophisticated micromachining (MEMS) services.

KIONIX has also recently been awarded other contracts with tier one automotive suppliers, with Greg Galvin, KIONIX'S President and CEO stating, "Customer response to KIONIX'S technology has been excellent, and we are excited about expanding our automotive market presence."

Rand also announced that it continues to repurchase shares under its stock buy back program that was previously announced, and have repurchased a total of 42,600 shares through the date of this release.

This release may contain forward-looking statements and reports the consolidated operations of Rand Capital Corporation and Rand Capital SBIC, L.P; all statements are pursuant to the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act; and are subject to uncertainties in predicting future results. These statements reflect the Corporation's current beliefs, and many factors could cause actual results to differ materially from this release. See Rand's Form 10-Q's filed with the Securities and Exchange Commission for a detailed discussion of the risks associated with the Corporation's business, including but not limited to, risks associated with venture capital investing and other factors that could affect actual results.

Except as required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

Rand Capital Corporation is a publicly held venture capital company, headquartered in Buffalo, New York, registered on the NASDAQ Small Cap Market under the symbol "RAND". Rand's investment strategy is to provide venture capital and expansion capital to emerging businesses, primarily in Upstate New York and the Northeast, through Rand, and its SBIC subsidiary.